Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt
GNC Corporation
(412) 402-7453
Benjamin-pratt@gnc-hq.com
GNC COMPARABLE STORE SALES INCREASE
IN FIRST QUARTER
     PITTSBURGH – April 6, 2006 — GNC Corporation, the largest global specialty retailer of nutritional supplements, today announced significantly higher comparable store sales results for the first quarter of 2006.
     Domestic comparable store sales for the first quarter of 2006 increased 14.5 percent for corporate stores and 7.3 percent for franchise stores. Corporate store sales include internet sales, and both corporate and franchise sales reflect the benefit of an extra day compared with the first quarter of 2005 due to the Easter holiday occurring in March in 2005. These effects added 1.9 percent to the corporate comparable store growth and 0.6 percent to franchise comparable store growth.
     “We are experiencing positive momentum continuing from the second half of 2005,” said President and Chief Executive Officer Joseph Fortunato. “We have seen strong performance and sales acceleration in all major categories including VMHS, sports and diet.”
     GNC’s comparable store sales have improved each successive quarter since the first quarter of 2005. Domestic corporate comparable store sales improved from a decrease of 7.8 percent in the first quarter of last year to an increase of 14.5 percent in the first quarter of 2006. Domestic franchise comparable store sales improved from a decrease of 8.0 percent in the first quarter of 2005 to an increase of 7.3 percent in the first quarter of this year.
     GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements.